STATE OF NORTH CAROLINA
                                 UTILITIES COMMISSION
                                       RALEIGH


                          DOCKET NOS.  G-38, SUB 3 and G-40

          BEFORE THE NORTH CAROLINA UTILITIES COMMISSION:

          In the Matter of                             )
          Application of Frontier Utilities of North   )    Application
          Carolina, Inc. and Frontier Energy LLC for   )
          Approval of Final Financing Plan, to         )
          Transfer Certificates, and for Approval or   )
          Waiver of Security Bond,                     )
                                                       )

               NOW COMES APPLICANTS FRONTIER UTILITIES OF NORTH CAROLINA ("Frontier Utilities") AND FRONTIER ENERGY, LLC ("Frontier Energy") and hereby respectfully make application to the North Carolina Utilities Commission ("Commission"), pursuant to Commission Rules R1-4, R1-5, R1-16 and N.C. Gen. Stat. Sections 62-111, 62-153, 62-161 et seq. (a) for approval of final financing plan, including the participation of Frontier Pacific, Inc. as an equity partner and the formation of Frontier Energy, LLC; (b) for approval of approximately $12,000,000 in equity investment, including $3,250,000 in cash deposited on January 21, 1997 in Frontier Energy's account with NationsBank in Elkin, North Carolina, $5,000,000 in transmission pipe that has already been ordered, and $3,250,000 in capital and in-kind contributions by Frontier Utilities; (c) for preliminary approval to borrow up to $40,000,000 principal amount in debt; (d) to transfer certificates; and (e) for approval or waiver of security bond.
          In support thereof, the Applicants show the Commission as follows:

               The names, addresses and telephone numbers of persons to whom any notices or other communications with respect to this Application are to be sent are as follows:

          Frontier Energy, LLC          Donald Liddell, Esq.
          1919 North Bridge Street      Energy Pacific, LLC.
          Elkin, North Carolina 28621   633 West Fifth Street, Suite 56K
          tele:     910-526-2690        Los Angeles, CA 90071-2006
                                        tele:     213-895-5166

          Mr. John Schauerman           Mr. Andrew Rea
          ARB, Inc.                     Energy Pacific, LLC.
          2600 Commercenter Driver      633 West Fifth Street, Suite 56K
          Los Angeles, CA 92630         Los Angeles, CA 90071-2006
          tele:     714-454-7103        tele:     213-895-5734


          M. Gray Styers, Jr., Esq.          Mr. Robert J. Oxford
          James P. Cain, Esq.                Frontier Utilities of North
          Kilpatrick Stockton LLP            Carolina, Inc.
          4101 Lake Boone Trail, Suite 400   4501 Wadsworth Blvd.
          Raleigh, NC 27607                  Wheat Ridge, CO 80033
          tele:     919-420-1700             tele:     303-422-3400


                             II.  BACKGROUND INFORMATION

               Frontier Utilities is. a corporation duly organized and existing under the taws of the State of North Carolina for the purpose of providing natural gas service in certain areas of North Carolina pursuant to Certificates of Public Convenience and Necessity heretofore issued by the Commission. Frontier Utilities is a public utility under the laws of this State, and its efforts to commence public utility operations in North Carolina are subject to the jurisdiction of this Commission.

               Frontier Utilities received a Certificate of Public Convenience and Necessity to construct a natural gas transmission and local distribution systems in Surrey, Wilkes, Watauga, and Yadkin Counties in consolidated Docket Nos. G-38 and G-9, Sub 357, on January 30, 1996. The order granting this Certificate was affirmed by the North Carolina Supreme Court on July 24, 1997. The time in which a petition for writ of certiorari to the United States Supreme Court could have been filed to challenge this decision expired on November 11, 1997. Ashe and Allegheny Counties were added to Frontier Utilities' certificated territory, pursuant to N.C. Gen. Stat. Section 62-36A(b1), by Order of the Commission in Docket No. G-100, Sub 69, issued on August 16, 1996. Frontier Utilities received a Certificate of Public Convenience and Necessity to construct and operate a natural gas transmission and distribution system in Warren County in Docket G-38, Sub 1, on March 27, 1997. Collectively, the transmission and distribution system to be built in the Four-County area and in Warren County, financed as explained in greater detail below, is hereinafter referred to as "the System."(1)

               Both the Certificates in consolidated Docket Nos. G-38 and G-9, Sub 357, and in Docket No. G-38, Sub 1, require Frontier Utilities to file for approval of its final financing plan within nine months of the date that the Order in Docket Nos. G-38 and G-9, Sub 357 becomes final by the expiration of any period during which that Order may be appealed (i.e. November 11, 1997). A purpose of this current application is to request approval of this financing plan for the System, pursuant to these Certificates and the requirements of N.C. Gen. Stat. Sections 62-161 et seq.

               Since the issuance of the Supreme Court decision, Frontier Utilities has been actively talking and meeting with potential investors and partners who had previously expressed their interest in the project. These potential investors and partners


       -----------------------
       1 Although Frontier Energy plans to serve both Ashe and Allegheny Counties as soon as possible and feasible, the financing plan set forth herein does not include the system to be fuilt in those counties. To the extent that Commission approval will be reuqied fore additional financing for the extension of the System into those two counties, that financing plan will be tghe subject of a future docket.

          have been performing their own studies of the natural gas markets in Frontier's certificated territories and the transmission and distribution systems that will be needed to serve those markets. After considerable investigation and deliberation, Frontier Utilities has chosen a partner that brings significant natural gas distribution and energy related experience and skills and substantial resources to serve the industries, businesses, and residents in its territories.

            III.  FINANCING PLAN:  EQUITY PARTNER - FRONTIER PACIFIC, INC.
                          FORMATION OF FRONTIER ENERGY, LLC

               Frontier Utilities' proposed equity partner is Frontier Pacific, Inc. ("Frontier Pacific"), a wholly-owned subsidiary of Energy Pacific, LLC, a joint venture of subsidiaries of pacific Enterprises and Enova Corporation. Frontier Utilities and Frontier Pacific will each be fifty-percent (50%) members of a newly formed entity, Frontier Energy, LLC ("Frontier Energy"). Frontier Energy is a limited liability company organized under the laws of the State of North Carolina. The Articles of Organization of Frontier Energy are attached hereto behind Tab A. If approved in this docket, Frontier Energy will be a public utility under the laws of this State, and its public utility operations in North Carolina will be subject to the jurisdiction of this Commission. The formation of Frontier Energy provides an organizational structure for all parties to contribute the necessary capital for construction and operations, to share in the management responsibility and ownership, to allocate appropriately the inherent risks and potential rewards, and to minimize administrative, tax, and other burdens that might otherwise be present with alternative structures.

               As a partner in this venture, Frontier Pacific, through its affiliated companies, brings not only financial resources, but also a proven track record and extensive technical expertise and experience. Moreover, this project is consistent with the objectives of Energy Pacific (Frontier Pacific's parent) to invest and participate in energy business opportunities in unserved or underserved areas and that arise from changes in energy markets. Exhibit B shown below and attached hereto behind Tab B contains a chart indicating the relationship of Frontier Utilities, Frontier Pacific, Frontier Energy, and some of their affiliated companies.

                                      Exhibit B
                                  Organization Chart

     -----------     ------------      --------    --------------   ----------
       Enova          Pacific            ARB,      Industrial Gas     Pipeline
     Corporation     Enterprises         Inc.         Services       Solutions
     -----------     ------------      --------    --------------   ----------
        .  .            .  .                .                            .
       .     .         .     .                 .                       .
     .          .    .         .                  .                  .
                                                     .             .
--------------   -------     -----------             ------------------
                               Southern
   San Diego      Energy      California             Frontier Utilities
Gas & Electric   Pacific     Gas Company
--------------   -------     ------------            ------------------


                 --------                            ------------------
                 Frontier                            Frontier Utilities
                 Pacific                              of North Carolina
                 --------                            ------------------
                      .                             .
                         .                       .
                            .                 .
                           --------------------
                           Frontier Energy, LLC
                           --------------------


               As shown on Exhibit B, Pacific Enterprises and Enova Corporation, who are currently merging with one another, are the parent companies of Southern California Gas Company and San Diego Gas & Electric, respectively. Together, they serve over six million energy customers and are the nation's largest natural gas distributor. The most recent annual reports for Pacific Enterprises and Enova Corporation are attached as behind Tabs C and D, respectively

               Specifically, Frontier Energy will have access to the engineering, legal, financial, and administrative resources of Pacific Enterprises and Enova Corporation. Frontier Energy's officers involved in the building and initial operations of the Frontier system include the following persons: John Schauerman, President; Andrew Rea, Senior Vice President; Robert Oxford, Vice President of Public Affairs; Rodger Schwecke, Vice President of Marketing; Kenneth Teague, Vice President of Operations; Robert Salvaria, Treasurer; and Donald Liddell, Secretary. Other key personnel include Steve Shute; Larry Rich; David Schiller; and Antonio Prietto. Biographical profiles for all of these persons are attached behind Tab E.

                              IV.  EQUITY CAPITALIZATION

               The capitalization of Frontier Energy will total approximately $12,000,000 in equity, including a cash contribution of approximately $3,250,000 by Frontier Pacific, which has already been deposited with NationsBank in Elkin, North Carolina, almost $5,000,000 in pipe that has been ordered for delivery on or about March 1, 1998, and $3,250,000 in cash and in-kind contributions (start-up efforts, investigations and studies, and certificates, etc.) contributed by Frontier Utilities. Upon information and belief, this represents the largest equity capitalization of a new public utility ever in North Carolina. The amount of this investment also demonstrates the resources and the commitment of Frontier Energy and its members to ensure high quality, safe, and reliable natural gas service to its customers.

               Frontier Energy will borrow additional funds for the construction of the system, as described in more detail below, not to exceed 75% of the total financing. Contributions by Frontier Pacific, as equity, will constitute the balance of the unfinanced portion, if necessary. Both Frontier Pacific and Frontier Utilities intend to retain their respective 50% membership interest in Frontier Energy, at least through and until the system construction, as proposed and projected, is completed.

                                  V. DEBT FINANCING

               Frontier Utilities and Frontier Energy have determined that, under present market conditions, an agreement for the borrowing of funds to be received at the times needed to meet the cash needs of the ongoing construction of the System will provide Frontier Energy with the maximum flexibility for debt financing on reasonable and favorable terms.

               Frontier Energy intends to enter into an agreement for the debt containing the following terms and subject to the following limitations:

               Maximum Debt:       $40 million

               Minimum Maturity:   3 years

               Maximum Maturity:   10 years

               Interest Rates:     Not to exceed LIBOR (London inter-bank
                                   offered rate) + 3.50% or 9.50% at
                                   today's rates.

               Fees:               Not to exceed 2.5% of total debt

               Collateral:         To be negotiated, but may include the
                                   pledge of the company's assets and/or
                                   the members' equity interest

               Covenants and Other Limitations:   To be negotiated with
                                                  banks but will include
                                                  financial covenants, such
                                                  as:
                                                  -    total debt-total
                                                       capital not to
                                                       exceed 75%
                                                  -    restrictions on
                                                       dividends/distributions

               Frontier Energy has talked with a number of lenders regarding the arrangement of a debt facility consistent with these terms. At present, the negotiations have progressed the farthest with NationsBank and Societe Generale, although other banks that are considering the project include Bank of America, ABN AMRO, and Union Bank of California. Letters of interest by NationsBank and Societe Generale are attached hereto behind Tabs F and G respectively.

               In order to. facilitate and expedite the debt financing, Frontier Utilities and Frontier Energy requests approval of this financing in two stages. First would be preliminary, general approval of borrowing of up to $40,000,000, as part of the final financing plan, consistent with the terms outlined above. Second would be final approval of the definite terms of the financing with the specific lending institution(s) from whom Frontier Energy decides to borrow these funds, as set forth in a firm Commitment Letter and Term Sheet with the institution(s).

               Frontier Energy anticipates filing the Commitment Letter and Term Sheet before, or very shortly after, the initial approval of this proposed financing plan, as requested herein, and that this second approval may occur in a subsequent Order in this docket, following that filing. Because of the exigencies of the process of closing financing of this type and the need for funds to continue construction, which will already have begun, Frontier Energy would respectfully request that this final approval occur as soon as practical following the filing of the Commitment Letter and Term Sheet of the financing.

               In addition, as noted above, it may be necessary for the debt to be secured by the system assets of Frontier Energy or its members' equity interest. Therefore, pursuant to the requirements of N.C. Gen. Stat. Section 62-160, Frontier Utilities and Frontier Energy also requests permission to pledge the assets of the company if necessary to obtain financing, to be approved at the time of the final approval of the terms of the financing as set forth in the commitment letter and term sheet.

               As soon as possible after the Commission's final approval of the financing, Frontier Energy will proceed with the closing of the debt financing. As soon as the financing documentation is executed, Frontier Energy will file all of this documentation with the Commission, so that its compliance with the terms of the Commitment Letter and Term Sheet can be confirmed

               In summary, Frontier Utilities and Frontier Energy request authorization and permission to receive equity investments and preliminary approval to borrow debt and pledge assets as outlined above for the construction and initial operations of a natural gas transmission and distribution system in Surrey, Watauga, Wilkes, Yadkin, and Warren Counties, consistent with the evidence that was presented in Docket Nos. G-38 and G-9, Sub 357 and Docket No. G-38, Sub 1. These transactions are necessary and essential for Frontier Utilities/Frontier Energy to construct the System and provide service in these counties as authorized by certificates issued by the Commission in those dockets, and Frontier's ability to provide that utility service in a timely manner will be impaired in the absence of permission and authorization to undertake the transactions contemplated and to borrow debt as described above.

                            VI.  TRANSFER OF CERTIFICATES

               Because of the organizational structure of this financing plan, Frontier Utilities also needs to transfer its Certificates of Public Convenience and Necessity for the Four-County area (Surrey, Watauga, Wilkes, and Yadkin Counties), for Ashe and Allegheny Counties, and for Warren County to Frontier Energy and for Frontier Energy to own and operate the System in these areas. The System will be designed, constructed, and operated in substantial conformity with the evidence presented by Frontier Utilities in consolidated Docket Nos. G-38 and G-9, Sub 357 and Docket No. G-38, Sub 1. During the first five years of construction, Frontier Energy projects installing 146 miles of steel transmission pipe and distribution pipe to serve 13,250 residential, 1,054 small commercial, 300 poultry, and 55 large commercial and industrial customers by the end of the fifth year.

               Additional distribution pipe will be installed after Year-5 as needed and feasible to serve more customers. The exhibit attached behind Tab H contains a more detailed breakdown of Frontier Energy's projections of the volumes of gas it plans to provide and the number of customers it hopes to serve over next five years

               As a successor to Frontier Utilities, Frontier Energy agrees to accept all of the obligations and commitments of Frontier Utilities, pursuant to the terms of the certificates and the rules and regulations of the North Carolina Utilities Commission. In addition to the transmission and local distribution systems to be built in northwestern North Carolina, it intends to construct a system in Warren County. At the present time, Frontier Energy has already ordered 55 miles of 10-inch, 76 miles of 6-inch, and 15-miles of 4 inch steel transmission pipe at a cost of almost $5,000,000 and intends to begin construction in the Four-County area by the second quarter of 1998 if the necessary approvals are granted. Assuming no unanticipated delays, gas should be delivered to Frontier's first key industrial customers in the summer of this year. Construction of the system in Warren County will not begin as soon as in northwestern North Carolina, because Frontier Pacific had not completed its final investigation and verification of the economics of the system in Warren County at the time of its commitment to invest as an equity partner. Frontier Energy, however, plans to build the Warren County system from the equity invested by its members and does not anticipate the need for any additional financing beyond what is outlined above. Frontier Energy will file for approval of its plans to build the Warren County system, along with its agreement for interstate pipeline capacity for this system, on or before August 11, 1998.

                        VII.  APPROVAL OR WAIVER OF SECURITY

               In addition to approval of the final financing plan, the certificate issued by the Commission in Docket Nos. G-38 and G-9, Sub 357 required Frontier to file for approval of security in the form of a bond in the amount of $4 million payable if (1) Frontier abandons the system so that the Commission has to appoint an emergency operator and (2) the funds are needed for the emergency operator to reliably operate the system. Likewise, in Docket No. G-38, Sub 1, the Commission's final Order required approval of security in the amount of $500,000 for the Warren County project for the same purpose. The need for such security was discussed in the context of concerns raised because Frontier Utilities was a new utility company. The Orders in both dockets stated, "The Order need not be executed at th[e] time [of approval], but must be ready to be executed." Accordingly, attached hereto as Exhibit I is such security, ready to be executed.

               Although Frontier Energy stands ready, willing, and able to fulfill these requirements, it believes that the track record, reputation, experience, and financial strength of Energy Pacific and its corporate parents obviate the need for such security.
          For example, the $12,000,000 equity contribution demonstrates that a separate security of $4,500,000 is totally unnecessary The Certificate in Docket Nos. G-38 and G-9, Sub 357 expressly stated, "It is the Commission's intention that the required security should eventually be eliminated," and requested that the Public Staff annually "evaluate the current and prospective risks of the project and recommend to the Commission whether. . the bond should continue to be required." Under the present circumstance, the "current and prospective risks of the project" render a bond a bond unnecessary, and therefore one should not be required.(2) There is no practical, realistic scenario in which such a bond would be needed to ensure the continued operation of the System. Therefore, Frontier Utilities and Frontier Energy respectfully request that this requirement be waived.

       ----------------------
       2 Even without a performance bond, the construction and operation of the System will be assured in other ways (e.g. construction bond of the Contractor, business and liability insurance, compliance inspections by the Commission's pipeline safety staff, etc.) as the Commission observed in its Order granting the certificate to Frontier (Order of January 30, 1996, in Docket Nos. G-38 and G-9, Sub 357, pp. 29-30).

                                   VIII.  EXHIBITS

               The following exhibits are filed along with this Application behind the corresponding lettered tabs and are incorporated herein by reference . :

               Exhibit A -    Articles of Organization of Frontier Energy

               Exhibit B -    Organization Chart of Frontier Energy and
                              some of their affiliated companies

               Exhibit C -    Annual Report of Pacific Enterprises

               Exhibit D -    Annual Report of Enova Corporation

               Exhibit E -    Biographical Profiles of Officers, Directors,
                              and Key Personnel

               Exhibit F -    Letter of Interest from NationsBank

               Exhibit G -    Letters of Interest from Societe Generale

               Exhibit H-     Projections - Numbers of Customers and
                              Volumes

               Exhibit I -    Bond letter and unexecuted Bond

                                    IX. CONCLUSION

               Frontier Utilities and Frontier Energy represent that the formation of the limited liability corporation, the investment of equity and borrowing of debt, and the transfer of certificates are for a lawful object within their corporate purposes, compatible with the public interest, necessary and appropriate for and consistent with the proper performance by them of their service to the public, and that these measures will not impair their ability to perform that service and are reasonably necessary and appropriate for such purposes.

               WHEREFORE, Frontier Utilities and Frontier Energy respectfully request that the Commission enter an order (a) approving the final financing plan, including the formation of Frontier Energy, LLC, its investment of equity, and the plan for borrowing debt, as discussed above; (b) granting preliminary approval of the terms of the debt financing within the parameters set forth above and the pledging of assets of the company to secure such debt, and empowering and permitting Frontier Energy to negotiate the appropriate agreements with underwriters or agents for the borrowing of debt consistent with these terms, (c) bifurcating this proceeding so that final approval of the debt financing shall occur in a subsequent Order of the Commission following the filing of the Commitment Letter and Term Sheet with specific lending institution(s); (d) transferring to Frontier Energy the certificates of public convenience and necessity currently issued to Frontier Utilities, and (e) concluding that a security, as contemplated by orders in Docket Nos. G38 and G-9, Sub 357 and Docket No. G-38, Sub 1, is no longer needed, and that such requirements are hereby waived.

               Respectfully submitted, this the 23rd day of January, 1998.
                                                ----

                                        KILPATRICK STOCKTON LLP

                                        By:  /s/ M. Gray Styers, Jr.
                                             --------------------------
                                        M. Gray Styers, Jr.
                                        James P. Cain
                                        4101 Lake Boone Trail, Suite 400
                                        Raleigh, North Carolina 27607
                                        Telephone: 919/420-1700
                                        Attorneys for Frontier Utilities of
                                        North Carolina, Inc. and Frontier
                                        Energy, LLC

          STATE OF   Colorado                )
                    --------------------
                                             )         VERIFICATION
          COUNTY OF   Jefferson              )
                    --------------------

               Robert J. Oxford, as President of Frontier Utilities of North Carolina, being first duly sworn, deposes and says:

               That he has read the foregoing Application and knows the contents thereof; that the same is true of this own knowledge, except as to those matters therein alleged upon information and belief, and as to those matters, he believes them to be true.


                                             /s/ Robert J. Oxford
                                             --------------------------
                                             Robert J. Oxford

          SWORN TO AND SUBSCRIBED
          before me this 22nd day of
                         ----
            January   , 1998
          -----------

           /s/ Peggy C. Oxford
          -----------------------------
          Notary Public

          My Commission Expires:

                  10-31-98
          -----------------------------

          STATE OF   California              )
                   -------------------
                                             )         VERIFICATION
          COUNTY OF   Los Angeles            )
                    -----------------

               Andrew Rea, on behalf of Frontier Energy, LLC, being duly sworn, deposes and says that he is the Senior Vice President of Frontier Energy, LLC; that as such he has read the foregoing Application and knows the contents thereof; that the same are true of his own knowledge except as to those matters stated on information and belief and as to those matters he believes them to be true.


                                        /s/ Andrew Rea
                                        ---------------------------------
                                        Andrew Rea, Senior Vice President
                                        Frontier Energy, LLC

          SWORN TO AND SUBSCRIBED
          before me this 22nd day of
                         ----
           January   , 1998
          -----------

           /s/ Louise Trammel
          -----------------------------
          Notary Public

          My Commission Expires:

                 3-17-2000
          -----------------------------

                                CERTIFICATE OF SERVICE
                                ----------------------

               I, M. Gray Styers, Jr., hereby certify that on this date I served the foregoing APPLICATION OF FRONTIER UTILITIES OF NORTH CAROLINA, INC. AND FRONTIER ENERGY, LLC upon counsel of record by depositing a copy thereof in the United States mail, postage prepaid and addressed as follows:

                              Mr. Robert P. Gruber
                              Executive Director, Public Staff
                              North Carolina Utilities Commission
                              Post Office Box 29520
                              Raleigh.  North Carolina 27626-0520

                              Mark Payne, Esq.
                              Attorney General's Office
                              Department of Justice
                              P.O. Box 629
                              Raleigh, NC 27602

               This the 23rd day of January, 1998.
                       -----


                                             /s/ M. Gray Styers
                                             ----------------------------
                                             M. Gray Styers,

          KILPATRICK STOCKTON LLP
          4101 Lake Boone Trail, Suite 400
          Raleigh, North Carolina 27607
          Telephone:     (919) 420-1700